UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2010
ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-5672 (Commission File Number)	13-5158950 (I.R.S. Employer Identification No.)

1133 Westchester Avenue
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 641-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Not Applicable
(Former name or former address, if changed since last report)

Item 5.07	Submission of Matters to a Vote of Security Holders.
     On May 11, 2010, ITT Corporation (the “Company”) held its annual meeting of shareholders (the “Annual Meeting”). At the Annual Meeting, the persons whose names are set forth below were elected as directors, constituting the entire Board of Directors. Relevant voting information for each person follows:

	Votes For	Withheld
Curtis J. Crawford	130,787,606	4,065,289
Christina A. Gold	124,710,201	10,142,694
Ralph F. Hake	124,763,932	10,088,963
John J. Hamre	133,144,217	1,708,678
Paul J. Kern	133,204,423	1,648,472
Steven R. Loranger	131,459,821	3,393,074
Frank T. MacInnis	123,333,207	11,519,688
Surya N. Mohapatra	126,190,926	8,661,969
Linda S. Sanford	124,587,143	10,265,752
Markos I. Tambakeras	132,985,754	1,867,141

     In addition to the election of directors, three other votes were taken at the Annual Meeting:
1.	Ratification of Appointment of the Independent Registered Public Accounting Firm: The appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010 was ratified by a vote of 139,461,631 shares voting for and 11,403,718 shares voting against the proposal.
2.	Shareholder Proposal to Report on Military Sales to Foreign Governments: The shareholder proposal requesting that the Company provide, within six months of the Annual Meeting, a comprehensive report, at reasonable cost and omitting proprietary and classified information, of the foreign sales of military and weapons-related products and services by the Company was rejected by a vote of 98,262,764 shares voting against and 7,871,301 shares voting for the proposal.
3.	Shareholder Proposal on Special Shareowner Meetings: The shareholder proposal requesting that the Company take the steps necessary to amend its bylaws and each appropriate governing document to give holders of 10% of its outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareholder meeting was ratified by a vote of 70,519,538 shares voting for and 63,612,163 shares voting against the proposal.
     Pursuant to Indiana law, neither abstentions nor broker non-votes had any effect on the outcome of proposals 1, 2 and 3 discussed above. There were no other matters presented for a vote at the Annual Meeting.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
By:	/s/Burt M. Fealing
Burt M. Fealing
Its: Vice President and Corporate Secretary (Authorized Officer of Registrant)

Date: May 14, 2010